SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     --------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (date of earliest event reported): January 16, 2002

                               Levi Strauss & Co.
             (Exact name of registrant as specified in its charter)


      DELAWARE                      333-36234                   94-0905160
(State of Incorporation)     (Commission File Number)         (IRS Employer
                                                          Identification Number)

           1155 Battery Street
        San Francisco, California                                 94111
(Address of principal executive offices)                        (Zip Code)

       Registrant's telephone number, including area code: (415) 501-6000

ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.


        Attached hereto as Exhibit 99 is a copy  of  Levi Strauss & Co.'s  press
release  dated   January  16,  2002  titled  "Levi   Strauss  &  Co.   Announces
Fourth-Quarter and Fiscal 2001 Financial Results."

ITEM 7.  EXHIBIT.

99      Press Released dated January 16, 2002.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 16, 2002

                                    LEVI STRAUSS & CO.


                                    By /s/ William B. Chiasson
                                       -----------------------
                                       William B. Chiasson
                                       Title:  Senior Vice President and
                                               Chief Financial Officer

                                 EXHIBIT INDEX

Exhibit Number                   Description
--------------                   -----------

99                      Press Release dated January 16, 2002

                                                                      Exhibit 99

LEVI                                1155 Battery Street, San Francisco, CA 94111
STRAUSS
   & Co.
  NEWS                              Investor Contact: Christine Greany
                                                      Tidal Communications, Inc.
                                                      (203) 866-4401
For Immediate Release
---------------------
                                    Media Contact:    Linda Butler
                                                      Levi Strauss & Co.
                                                      (415) 501-3317

  LEVI STRAUSS & CO. ANNOUNCES FOURTH-QUARTER AND FISCAL 2001 FINANCIAL RESULTS


SAN FRANCISCO (January 16, 2002) - Levi Strauss & Co. today announced financial results for the fourth quarter and fiscal year ended November 25, 2001. In the face of weak economies and retail markets, the company ended the year with encouraging fourth-quarter results. The difficult economic environment throughout the year negatively affected full-year sales, but the company continued to improve its competitive position and financial condition. During the year, the company:

        -  Delivered strong  gross margins of 42.2 percent and EBITDA margins of
           13.1 percent;
        -  Reduced operating expenses by 8 percent;
        -  Reduced inventory levels by 6 percent;
        -  Lowered debt by $168 million;
        - Turned in full-year sales of $4,259 million, down 8.3 percent (or 6.5 percent on a constant currency basis), with fourth-quarter sales declining 4 percent (both reported and constant currency).

"I'm pleased and encouraged with the turnaround progress we're making, particularly in light of the turbulent market this past year," said Philip Marineau, Levi Strauss & Co.'s chief executive officer. "We delivered on our margin goals, cut costs, returned our inventories to healthy levels and brought down debt. Our European business stabilized, experiencing modest growth on a constant currency basis for three consecutive quarters. Except for Japan, where economic conditions continue to deteriorate, our Asia Pacific businesses are growing.

"Overall, we have enhanced our competitiveness globally through product innovation, operational improvements, stronger retail customer relationships and more engaging product presentation at retail. We have more work to do to stabilize sales, but we have a very clear strategic plan. We know what we need to do to succeed and we're doing it."
                                   -- more --

LS&CO. Q4/Add One
January 16, 2002

Fourth-quarter results
----------------------
Fourth-quarter net sales declined 4 percent on both a reported and constant currency basis to $1,235 million from $1,286 million in the fourth quarter of 2000.

Marineau continued, "Our fourth quarter was particularly encouraging. Our sales trend improved and net income, excluding net restructuring charges, increased 12 percent. Our results were driven by effective promotional programs and strong consumer response to products such as Levi's(R) Superlow stretch jeans and the Dockers(R) Mobile(TM) pant in the U.S., and Levi's(R) Red Tab(TM) men's and girls' basic jeans in Europe."

Fourth-quarter gross profit was $506 million, or 41.0 percent of sales, versus $553 million, or 43.0 percent of sales, in the comparable period of 2000. While gross margins declined from prior year due to production downtime costs incurred in the fourth quarter of 2001, at 41.0 percent, gross margin remains strong, reflecting lower sourcing and fabric costs, as well as lower inventory markdowns.

Operating income for the quarter decreased 14 percent to $141 million compared to $164 million in the fourth quarter of 2000. Operating income excluding net restructuring charges increased 5 percent to $137 million this year from $131 million last year. In the fourth quarter of 2001, the company incurred a restructuring charge of $22 million related to layoffs in its U.S. and Asia Pacific businesses. This was offset by a $26 million reversal of restructuring charges taken in earlier years, resulting in a net benefit of $4 million in the fourth quarter of 2001. In the fourth quarter of 2000, the company reversed $33 million of restructuring charges taken in earlier years.

Fourth-quarter EBITDA, which the company defines as operating income excluding depreciation and amortization, was $161 million versus $185 million, while EBITDA margin was 13.1 percent compared to 14.4 percent in the fourth quarter of 2000. EBITDA excluding net restructuring charges was $157 million this year versus $152 million in the fourth quarter of 2000, and resulting EBITDA margin improved to 12.7 percent from 11.8 percent.

Net income in the fourth quarter decreased 16 percent to $63 million this year compared to $75 million in 2000. Net income excluding net restructuring charges increased 12 percent to $60 million in 2001 versus $54 million in the 2000 quarter.

                                     -more-

LS&CO. Q4/Add Two
January 16, 2002

Fiscal-Year 2001 Results
------------------------
Full-year net sales declined 8.3 percent to $4,259 million from $4,645 million in fiscal 2000. Had currency rates remained constant at 2000 levels, net sales would have declined approximately 6.5 percent for the year.

Gross profit in 2001 was $1,797 million, or 42.2 percent of sales, versus $1,955 million, or 42.1 percent of sales, last year. Lower sourcing and fabric costs, as well as lower inventory markdowns, resulted in strong gross margins in 2001, despite costs associated with production downtime.

Full-year operating income was $479 million compared to $539 million in 2000. Operating income excluding net restructuring charges declined 6 percent to $475 million in 2001 versus $506 million in 2000, which is consistent with full-year sales declines.

EBITDA was $560 million compared to $630 million last year, while EBITDA margin was 13.1 percent versus 13.6 percent in 2000. EBITDA excluding net restructuring charges was $556 million compared to $597 million last year, and resulting EBITDA margin rose to 13.0 percent in 2001 from 12.8 percent in 2000.

Net income in 2001 decreased 32 percent to $151 million compared to $223 million in 2000. Excluding net restructuring charges, and a non-recurring pre-tax gain of $26 million from the sale of real estate in the first quarter of 2000, net income decreased 20 percent to $148 million in 2001 versus $185 million in 2000.

As of November 25, 2001, total debt had been reduced during the fiscal year by $168 million to $1.96 billion from $2.13 billion at November 26, 2000.

Bill Chiasson, chief financial officer, said, "We continued to strengthen our financial condition in fiscal 2001. Despite a decline in sales, our gross margins held firm, we lowered expenses and delivered EBITDA margins within our target range. Equally important, bringing inventories down to historical levels in the fourth quarter enabled us to deploy our cash flow toward further debt reduction. During the past two years, total debt has been reduced by more than $700 million. We anticipate EBITDA margins in 2002 to remain strong at about 11-13 percent, and our highest priority for cash flow will be to continue to reduce debt."

                                     -more-

LS&CO. Q4/Add Three
January 16, 2002

2002 Outlook
------------
Looking ahead to 2002, Marineau said, "As our turnaround strategies continue to gain traction, we expect to move closer to stabilization in 2002, with full-year constant currency sales down in the low single digits. We are taking aggressive steps to ensure that we are competitive in today's tough market. That means staying focused on delivering relevant products, continuing to improve our operational capabilities, enhancing our retail relationships and making sure our brands are available to a broad range of consumer markets.

"On the operations side, we are discussing with our U.S. unions the possible closure of an undetermined number of U.S. manufacturing plants, which would continue the shift we began several years ago from a manufacturing company to a marketing and product-driven organization. In Europe, where we operate seven plants, we are beginning consultation with union and employee representatives in Scotland on a proposal to close two high-cost plants in that country, a move that would enable us to reduce our average European production cost. Should we close facilities, we will work closely with our employees, their union representatives and local communities to ease the impact," said Marineau.

Levi Strauss & Co. is one of the world's leading branded apparel companies, marketing its products in more than 100 countries worldwide. The company designs and markets jeans and jeans-related pants, casual and dress pants, shirts, jackets and related accessories for men, women and children under the Levi's(R) and Dockers(R) brands.

The company's fourth-quarter investor conference call, featuring Philip Marineau, chief executive officer; Bill Chiasson, chief financial officer; and Joe Maurer, treasurer, will be available through a live audio Webcast at www.levistrauss.com on January 16, 2002 at 10 a.m. EST. A replay is available on the Web site the same day beginning at approximately 1 p.m. EST and will remain until January 30, 2002. A telephone replay also is available at (706) 645-9291 from approximately 1 p.m. EST through January 23, 2002.

This news release includes forward-looking statements about retail conditions; sales performance and trends; debt repayment and liquidity; gross margins and EBITDA margins; inventory position and management; possible changes in our manufacturing network; product innovation and new product development in our brands; expense levels including overhead and advertising expense; retail relationships and developments; presentation of product at retail and marketing collaborations; marketing and advertising initiatives; and other matters. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. When used in this discussion, the words "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words.

These forward-looking statements and the discussion are subject to risks and uncertainties including, without limitation, risks related to the impact of changing domestic and international retail environments; changes in the level of consumer spending or preferences in apparel; dependence on key distribution channels, customers and suppliers; competitive products; changing fashion trends; our supply chain executional performance; the effectiveness of our promotion and marketing funding programs with retailers; ongoing competitive pressures in the apparel industry; trade restrictions; consumer and customer reactions to new products and retailers; political or financial instability in countries where our products are manufactured; and other risks detailed in our annual report on Form 10-K, registration statements and other filings with the Securities and Exchange Commission. Our actual results might differ materially from historical performance or current expectations. We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                       ###



                                                   LEVI STRAUSS & CO.

                                            CONSOLIDATED STATEMENTS OF INCOME
                                                 (Dollars in Thousands)
                                                       (Unaudited)

                                                                        Three Months Ended          Twelve Months Ended
                                                                    --------------------------   --------------------------
                                                                    November 25,  November 26,   November 25,  November 26,
                                                                    ------------  ------------   ------------  ------------
                                                                       2001          2000           2001           2000
                                                                       ----          ----           ----           ----

Net sales........................................................   $1,234,846    $1,285,905     $4,258,674    $4,645,126
Cost of goods sold...............................................      729,028       732,841      2,461,198     2,690,170
                                                                    ----------    ----------     ----------    ----------
   Gross profit..................................................      505,818       553,064      1,797,476     1,954,956
Marketing, general and administrative expenses...................      379,179       433,666      1,355,885     1,481,718
Other operating income...........................................      (10,504)      (11,528)       (33,420)      (32,380)
Excess capacity/restructuring charge.............................       (4,286)      (33,144)        (4,286)      (33,144)
                                                                    ----------    ----------     ----------       -------
   Operating income..............................................      141,429       164,070        479,297       538,762
Interest expense.................................................       52,240        56,921        230,772       234,098
Other (income) expense, net......................................      (10,781)       (8,864)         8,836       (39,016)
                                                                    ----------    ----------     ----------    ----------
   Income before taxes...........................................       99,970       116,013        239,689       343,680
Income tax expense...............................................       36,989        40,605         88,685       120,288
                                                                    ----------    ----------     ----------    ----------
   Net income....................................................   $   62,981    $   75,408     $  151,004    $  223,392
                                                                    ==========    ==========     ==========    ==========

   EBITDA margin.................................................        13.1%         14.4%          13.1%         13.6%
                                                                         =====         =====          =====         =====


                                                        NET SALES BY REGION
                                                          (in millions)
                                                           (Unaudited)

                                         Three Months Ended                        Twelve Months Ended
                                 -------------------------------------    ------------------------------------
Net Sales                        November 25,   November 26,   Percent    November 25,  November 26,   Percent
                                 ------------   ------------   -------    ------------  ------------   -------
                                     2001          2000        Change        2001           2000       Change
                                     ----          ----        ------        ----           ----       ------


Americas                           $  821.9       $  892.9       (8.0%)     $2,856.1      $3,148.2      (9.3%)
Europe                                309.8          287.0        7.9%       1,066.3       1,104.5      (3.5%)
Asia                                  103.1          106.0       (2.7%)        336.2         392.4     (14.3%)

Total Company                      $1,234.8       $1,285.9       (4.0%)     $4,258.7      $4,645.1      (8.3%)



                                         Three Months Ended                        Twelve Months Ended
                                 -------------------------------------    ------------------------------------
Net Sales at Prior-Year          November 25,   November 26,   Percent    November 25,  November 26,   Percent
Currency Exchange Rates          ------------   ------------   -------    ------------  ------------   -------
                                     2001          2000        Change        2001           2000       Change
                                     ----          ----        ------        ----           ----       ------
                                  (Restated)                               (Restated)

Americas                          $  822.7       $  892.9        (7.9%)     $2,859.5      $3,148.2      (9.2%)
Europe                               299.7          287.0         4.4%       1,111.8       1,104.5       0.7%
Asia                                 112.7          106.0         6.3%         372.7         392.4      (5.0%)

Total Company                     $1,235.1       $1,285.9        (4.0%)     $4,344.0      $4,645.1      (6.5%)






                                              LEVI STRAUSS & CO.

                                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                            (Dollars in Thousands)

                                                                                       November 25,   November 26,
                                                                                       ------------   ------------
                                                                                           2001           2000
                                                                                           ----           ----
                                                                                       (Unaudited)
ASSETS
------

Cash and cash equivalents............................................................    $  102,831    $  117,058
Trade receivables, net...............................................................       621,224       660,128
Total inventories ...................................................................       610,177       652,249
Property, plant and equipment, net. .................................................       514,711       574,039
Other assets ........................................................................     1,134,543     1,202,254
                                                                                         ----------    ----------
                  Total Assets.......................................................    $2,983,486    $3,205,728
                                                                                         ==========    ==========


LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Current maturities of long-term debt and short-term borrowings.......................    $  162,944    $  231,290
Accounts payable.....................................................................       234,199       268,473
Restructuring reserves...............................................................        45,220        71,595
Long-term debt, less current maturities..............................................     1,795,489     1,895,140
Long-term employee related benefits..................................................       384,751       358,849
Post-retirement medical benefits.....................................................       544,476       545,574
Other liabilities....................................................................       752,350       933,380
                                                                                         ----------    ----------
                  Total liabilities..................................................     3,919,429     4,304,301
                                                                                         ----------    ----------

                  Total stockholders' deficit........................................      (935,943)   (1,098,573)
                                                                                         ----------    ----------

                  Total Liabilities and Stockholders' Deficit........................    $2,983,486    $3,205,728
                                                                                         ==========    ==========
